EX-10.3

[HemoBioTech logo]

                          AMENDED EMPLOYMENT AGREEMENT

         This Amended Employment Agreement (the "Agreement") is effective as of October 6, 2003, by and between HemoBioTech Inc., a Texas corporation (the "Company"), and Arthur P. Bollon, Ph.D. (the "Executive"). The Executive original employment agreement dated April 9, 2003 is amended to reflect on Executive full disclosure regarding investment and operating interests in other ventures as well as to reflect on Executive compensations.

         WHEREAS, Executive is a senior executive of the Company and is expected to make contributions to the profitability, growth and financial strength of the Company;

         WHEREAS, the Company desires to assure both the present and future continuity of management of the Company and desires to establish certain minimum compensation rights of its senior executive officers, including Executive; and

         WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive in the capacity, for the period and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

         1. EMPLOYMENT AND DUTIES. The Company hereby employs Executive and Executive hereby accepts such employment in the capacity of Chairman, President and Chief Executive Officer ("CEO") of the Company to act in accordance with the terms and conditions hereinafter set forth. During the term of this Agreement, Executive agrees that he will devote time, attention and skills to the operation of the Business of the Company and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the Board of Directors of the Company (the "BOARD"). It is understood that executive has investment interest in two other ventures including Biogress LLC and Quantum Biotech Inc. Biogress LLC has performed and is continuing to perform operational and technology advisory services for Company under a separate agreement. Executive will not be involved in or receive any payments from operations of Biogress LLC or Quantum Biotech Inc. while associated with Company. None of these ventures are competing with the Company's business. For purposes of this Agreement, the Business of the Company shall be defined as the development and commercialization of blood substitute products.

         2. TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of three (3) years from the date of this amended agreement. Thereafter, this Agreement shall be automatically renewed for one year periods, unless otherwise terminated by the Company or Executive upon written notice to the other given not less than ninety (90) days prior to the next anniversary of the Agreement. The initial three year term and any renewals thereof shall be referred to herein as the "Term".

[HemoBioTech logo]

         3. COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits, it being understood that the Company shall Defer compensation payments, including salary, due to executive after company raises $4 million or more in equity investments and/or grants. It is furthermore understood that the Company shall have the right to deduct or withheld under any provision of applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions not in effect or which may become effective by law any time during the Term):

            (a) SALARY. Executive shall receive an annual salary of Two Hundred and Sixty Five Thousand Dollars ($265,000), plus annual cost of living salary increases ("Base Salary"). The Base Salary shall be reviewed by the Board each year prior to the anniversary of this Agreement to determine the annual increase to the Base Salary; PROVIDED, HOWEVER, that in no event shall such annual increase be less than cost of living increase. While date of this agreement is Oct. 6, 2003, annual salary is retoactive to April 8, 2003 and Executive's deferred compensations starting April 8, 2003 are based on the $265,000 annual salary. Salary will be paid in equal installments not less frequently than monthly in accordance with the Company's salary payment practices in effect from time to time for senior executives of the Company.

            (b) BONUS PAYMENT. The Board shall   establish a Bonus  Committee to
determine the criteria for, and amounts of, any potential bonus payments.

            (c) BENEFIT PLANS. Executive shall be covered by health, accident, disability and life insurance programs, and any other fringe benefit program, which the Company may adopt and implement after it raises $4 million or more in equity investments and/or grants for the benefit of the Company's employees. The Company anticipates establishing a stock option plan for some or all of its employees, including Executive, prior to April 30, 2003. Notwithstanding the foregoing however, nothing contained herein shall be construed as an obligation of the Company to implement any such program for any period of time for any employee; PROVIDED, HOWEVER, that the Company agrees to grant to Executive an option for the purchase of a minimum of 1.2 million shares of Class A Common Stock at an anticipated exercise price of $1.20 per share pursuant to the terms and conditions of the stock option plan adopted by the Company. Company also agrees to grant to Executive 1.8 million shares of Class A Common Stock at par value of $.001 per share prior to April 30, 2003.

            (d) EXPENSES. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder; PROVIDED, HOWEVER, that Executive has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company.

            (e) Automobile allowance may be considered in the future.

            (f)  VACATIONS AND SICK LEAVE.  Executive  shall be entitled to four
(4) weeks paid vacation annually to be taken in accordance with the Company's vacation policy in effect from time to time and at such time or times as many be agreed upon between the Company and Executive; PROVIDED, HOWEVER, that if for any reason Executive does not take the full four (4) weeks vacation in any given year, Executive shall be entitled to accrue and carry over such vacation time according to the policy established by the Company. Executive shall also be

[HemoBioTech logo]

entitled to sick leave according to the sick leave policy which the Company many adopt from time to time.

            (f) it is understood that Executive will be based in Dallas at Company headquarters.

         4. INDEMNIFICATION. Company shall at all times during the term of this Agreement and thereafter, indemnify and defend and hold Executive harmless from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorneys' fees and expenses, personal or otherwise, whether in tort or in contract, law or equity, that it may incur by reason of or arising out of any claim made by any third party, with respect to Executive's employment with Company in accordance with this Agreement. Indemnification shall include all costs, including actual attorneys' fees and expenses reasonably incurred in pursuing indemnity claim under or enforcement of this Agreement. Executive shall also at all times during the term of this Agreement and thereafter, indemnify and defend and hold Company, its founders, owners, directors, officers, employees, advisors, agents, partners, service providers and affiliates harmless from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorneys' fees and expenses, personal or otherwise, whether in tort or in contract, law or equity, that it may incur by reason of or arising out of any claim made by any third party, with respect to any illegal actions during the Executive's employment with Company in accordance with this Agreement. Indemnification shall include all costs, including actual attorneys' fees and expenses reasonably incurred in pursuing indemnity claims under or enforcement of this Agreement. Executive is not bound by the terms of any agreement with any previous employer or other party which would limit his abilities to perform his duties for Company.

         5. LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY, ITS FOUNDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VIABILITY OF COMPANY, COMMERCIABILITY OF PRODUCT OR VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

         EXECUTIVE AGREES THAT REGARDLESS OF THE FORM OF ANY CLAIM, EXECUTIVES' SOLE REMEDY AND COMPANY OBLIGATION WITH RESPECT TO ANY CLAIMS MADE RELATED TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY THIS AGREEMENT, AND IN ALL CASES EXECUTIVE'S REMEDIES SHALL BE LIMITED SPECIFICALLY TO COMPANY AND NOT TO ASSETS OR PERSONAL AND BUSINESS INTERESTS OF COMPANY FOUNDERS, OWNERS,
DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES. IT IS EXPRESSLY AGREED THAT IN NO EVENT SHALL COMPANY, ITS FOUNDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES BE LIABLE FOR PERSONAL, INCIDENTAL, DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS REGARDLESS OF WHETHER COMPANY

[HemoBioTech logo]

SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

6. TERMINATION. (a) EVENTS OF TERMINATION. This Agreement shall terminate on the earliest to occur of the following events:

            (i)   the expiration of the Term;

            (ii)  the mutual agreement of the Company and the Executive;

            (iii) the voluntary  termination  of the  Executive  other then as a
                  result  of  a  Constructive   Termination  Event  (as  defined
                  herein);

            (iv)  the  death  of  Executive  or  Executive's   retirement;

            (v) Executive becoming completely unable to perform his duties as described herein due to injury, illness or disability (mental or physical), as determined by an independent physician selected with the approval of the Company and Executive, for a period of three (3) consecutive months ("Disability"); or

            (vi) the termination of the Executive by the Company for "just cause" (as defines herein) upon giving written notice to Executive

            For the purposes hereof, the Company shall have "just cause" to terminate Executive's employment hereunder as a result of Executive's gross negligence, willful misconduct or fraud in carrying out his duties as required pursuant to the terms of the Agreement. Notwithstanding any other provision contained herein, the Company shall have the right to terminate the agreement and Executive's employment without just cause, and Executive's remedies hereunder in the event of such termination shall be limited to the Severance Payment set forth in Section 5 hereof.

            (b) TERMINATION FOR JUST CAUSE OR VOLUNTARY TERMINATION. If Executive's employment is terminated prior to the expiration of the Term for just cause or if Executive's employment is terminated as set forth in Section 6(a) (ii) or (iii) hereof, Executive shall not be entitled to receive Severance Payment (as defined herein) and will only be entitled to receive compensation earned buy Severance Payment as of the date of such termination.

            (c) TERMINATION WITHOUT JUST CAUSE. If Executive's employment is terminated by the Company without just cause or as a result of the Executive's Disability, Executive shall be entitled to receive the Severances Payment set forth in Section 7 hereof. For purposes of the Agreement, termination without just cause shall include termination by Executive of his employment with the Company within 120 days after the occurrence of any of the following events (collectively herein referred to as "Constructive Termination Events") which are not remedied within 10 business days after written notice to the Company by Executive of such event:

            (i) failure to elect, re-elect or otherwise maintain Executive in the office to the position of Chairman, President or CEO (but not necessarily all of those positions), or a substantially equivalent office or position, of or with the Company, or the removal of, or failure to re-elect, Executive as a director of the Company;

[HemoBioTech logo]

            (ii) a significant adverse change in the nature or scope of the authority, powers, functions, responsibilities or duties attached to the position of Executive with the Company as set forth herein or a reduction in Executive's Base Salary and benefits as set forth herein;

            (iii) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or asserts, unless the successor or successors shall have assume all duties and obligations of the Company under the Agreement;

            (iv) the Company shall relocate its principal headquarters offices or require Executive to have his principal location of work changed to any location which is in excess of fifty (50) miles from its current location without the prior written consent of Executive; and

            (v) without limited the generality or effect of the foregoing, and material breach of the Agreement by the Company or its successor or successors.

            (d) INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insures, such applications and other instruments in writing as may be reasonably requires by the insurance companies to which application is made pursuant to such insurance. Executive agrees the he shall have no right, title, or interest in or to any insurance policies to the proceeds thereof which the company many so elect to take out or to continue on his life.

         7. SEVERANCE PAYMENT. (a) If the Company terminated Executive's employment without just cause or if Executive's employment is terminated due to Disability, Executive shall be entitled to receive, in addition to all compensation earned by Executive prior to the date of such termination, the following severance payments (the "Severance Payments"):

            (i) equal monthly installments at the Base Salary rate then in effect, as determined on the first day of the month immediately preceding the day of termination, to be paid beginning on the first day of the month following such termination and continuing until the earlier of (A) the expiration of the Term or (B) the expiration of Twenty four (24) months (the "Severance Period"); PROVIDED, HOWEVER, that in no event shall the Severance Period be less than six
(6) months; and

            (ii) during the Severance Period, health and life insurance benefits substantially similar to those which Executive was receiving or entities to receive immediately prior to termination; PROVIDED, HOWEVER, such insurance benefits shall be reduced to the extent comparable benefits during such period following Executive's termination, and any benefits actually received by Executive shall be reported by Executive to the Company.

            (b) DISABILITY. Whenever Severance Payment are payable to Executive hereunder during a time when Executive is partially or totally disabled and such Disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Payment payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto even if such

[HemoBioTech logo]

disability income if payable directly to Executive by an insurance company under instance policy paid for by the Company

         8. RESTRICTIVE COVENANTS. Executive and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as flows:

            (a) Without prior written consent of the Company, Executive shall not, during the period of employment with the Company, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) if the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business the is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended.

            (b)  Without  prior  written  consent  of the  Company  and upon any termination of Executive's employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (i), invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended,
(ii) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to the Competitor's business that is Competitive with the Business of the Company, or (iii) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of his termination or within twelve
(12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.

            (c) Upon termination of his employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.

            (f) For purposes of this Agreement, a business or activity is in "Competition of Competitive" with the Business of the Company if it involves, and a person or entity is a "Competitor", if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the term of Executive's employment with the Company.

         9. DISCOVERIES AND INVENTIONS. (a) Executive hereby assigns to the Company all his right, title, and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes which

[HemoBioTech logo]

Executive conceives of, reduces to practice, or otherwise creates, either alone or jointly with others, in the course of his employment and in which the law recognizes any protectable interest.

         10. CONFIDENTIALITY. For purposes of this Agreement, "Confidential Information and Trade Secrets" shall mean all information, know how, trade secrets, processes, computer software or programs and related documentation, methods, practices, fabricated techniques, marketing plans, and other compilations of information which relate to the Business of, and are owned by the Company which were not known generally to others engaged in the Business of the Company and which the Company has taken affirmative actions to protect from public disclosure or which do not exist in the public domain. Executive shall not use, or disclose any of the Confidential Information and Trade Secrets, either during the term of his employment or at anytime thereafter, except as required in the course of his employment. All information, data and similar items and documentation relating to the Business of the Company, shall remain the exclusive property of the Company unless owned by Executive.

         11. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram, electronic mail, or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

         If to Executive:   Arthur P. Bollon, Ph.D.
                            13227 Cedar Lane
                            Dallas, Texas 75234
                            Phone No.: 972-620-2245

         If to the Company: Ghassan Nino
                            Hemobiotech Inc.
                            15305 Dallas Parkway, Suite 300
                            Addison, TX 75001

or to such other address or fax number as either party may from time to time designate in writing to the other.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

         13.  GOVERNING  LAW.  This  Agreement  and the rights and duties of the
parties  hereunder  shall be  governed  by,   contrued  under  and  enforced  in
accordance with the laws of the State of Texas.

         14. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party

[HemoBioTech logo]

         15. SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of Texas or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

         16. SURVIVAL. The obligations of the Company or its successor to pay any Severance Payments required hereunder subsequent to the termination of this Agreement and the obligations of Executive under Sections 6, 7 and 8 hereof shall survive the termination of this Agreement.

         17. REMEDIES. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 4,5, 8, 9 and 10 hereof the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to obtain damages for any breach thereof.

         18. DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm any and all claims, disputes or controversies arising under, out of or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Texas and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in ether the Courts of the State of Texas or in the United States District Court for the District of Texas, to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    HemoBioTech Inc,
                                    A Texas corporation

                                    By: /s/ Ghassan Nino
                                       -----------------------------------------
                                    Ghassan Nino, Founder, Interim CEO



                                    /s/ Arthur P. Bollon
                                    --------------------------------------------
                                    Executive: Arthur P. Bollon, Ph.D.

[HemoBioTech logo]

  2110 Research Row
  Suite 330
  Dallas, Texas 75235


                                 July 15, 2004

Dr. Arthur Bollon
13227 Cedar Lane
Dallas, TX 75234

         Re: AMENDED EMPLOYMENT AGREEMENT

Dear Art:

         On October 6, 2003, Hemobiotech, Inc., a Delaware corporation (the "Company") entered into an Amended Employment Agreement with you (the "Bollon Employment Agreement"), pursuant to which the Company agreed to pay you a base salary of $265,000 per annum in exchange for your agreement to serve as the Company's full-time President, Chief Executive Officer and Chairman. The Bollon Employment Agreement further stated that all such compensation would be deferred until such time as the Company completed an equity financing having gross proceeds to the Company of at least $4,000,000.

         As you know, the Company is currently in the process of raising a minimum of $2,000,000 of Units (the "Minimum Offering") and a maximum of $3,500,000 of Units (the "Maximum Offering") (which may be increased by up to an additional $1,000,000) (the "Private Placement"). Following completion of the Private Placement, the Company plans to complete a Follow-On Offering in one or more series in which the Company expects to raise a minimum of $2,000,000 and a maximum of $10,000,000 (the "Follow-On").

         In connection with the Private Placement, you have agreed, pursuant to the terms of a Deferred Compensation Forbearance Agreement dated as of even date herewith, to waive all deferred compensation due to you under the Bollon Employment Agreement through the date on which the Company consummates the Minimum Offering.

         This letter serves to amend Article 3 of the Bollon Employment Agreement to provide that you have agreed to continue to serve as the Company's full-time President, Chief Executive Officer and Chairman, commencing as of the date hereof through the Company's consummation of the Maximum Offering (the "Offering Period"). During the Offering Period, you shall be entitled to accrue an annual salary at the rate of $120,000 per annum (the "Interim Compensation"), which shall begin accruing as of the consummation of the Minimum Offering and shall be deferred until the consummation of the Maximum Offering. Upon the completion of the Maximum Offering and out of the proceeds thereof, the Company shall pay you such amount as shall be equal to the accrued Interim Compensation.

         Commencing as of the consummation of the Maximum Offering and through such time as the Company completes a Follow-On, you have agreed to continue to serve as the Company's full-time President, Chief Executive Officer and Chairman in exchange for an adjusted base salary equal to $150,000 per annum payable in accordance with the Bollon Employment Agreement. Following the completion of a Follow-On, your annual base salary may be increased.

         Other than as expressly set forth herein, all other terms of the Bollon Employment Agreement shall remain unchanged and in full force.

         If the foregoing accurately reflects our agreement, kindly execute this letter below and return a copy to Ghassan Nino, Vice Chairman of the Company, by facsimile at 972-701-8534 on or by the date first above written.


                                     Very truly yours,



                                     /s/ Ghassan Nino
                                     -----------------------
                                     Ghassan Nino
                                     Vice Chairman

AGREED TO AND ACCEPTED
as of this 15th day of July, 2004




By: /s/ Arthur Bollon
    -------------------------
    Arthur Bollon

                                    AMENDMENT

                     TO AMENDED EMPLOYMENT AGREEMENT BETWEEN
                     ARTHUR P. BOLLON AND HEMOBIOTECH, INC.
                              DATED OCTOBER 6, 2003

                  THIS IS AN AGREEMENT TO INCREASE THE TERM OF THE AMENDED EMPLOYMENT AGREEMENT BETWEEN ARTHUR P. BOLLON AND HEMOBIOTECH DATED OCTOBER 6, 2003 FROM OCTOBER 6, 2006 TO OCTOBER 6, 2007.

/s/ Bernhard Mittemeyer
--------------------------
BERNHARD MITTEMEYER
DIRECTOR AND CHAIRMAN, COMPENSATION COMMITTEE
HEMOBIOTECH, INC.

/s/ Arthur P. Bollon
--------------------------
ACCEPTED: ARTHUR P. BOLLON
PRESIDENT AND CEO
HEMOBIOTECH, INC.

January 3, 2005
---------------